Exhibit 5.2

TROUTMAN SANDERS LLP Attorneys at Law Troutman Sanders Building 1001 Haxall Point P.O. Box 1122 (23218-1122) Richmond, Virginia 23219 804.697.1200 telephone troutmansanders.com

November 18, 2015

LIN Television Corporation

333 East Franklin Street

Richmond, VA 23219

Ladies and Gentlemen:

We have acted as counsel to Media General, Inc., MGOC, Inc. and NES II, Inc., each a Virginia corporation (the “Virginia Guarantors”), in connection with the LIN Television Corporation, a Delaware corporation (the “Company”), offer to exchange (the “Exchange Offer”) up to $400,000,000 in aggregate principal amount of its 5.875% Senior Notes due 2022 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 5.875% Senior Notes due 2022 that were issued on November 5, 2014 (the “Original Notes” and, together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 5, 2015, as amended on November 18, 2015 (as further amended from time to time, the “Registration Statement”). The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of November 5, 2014, as supplemented by the first supplemental indenture, dated as of December 19, 2014 (as supplemented to date, the “Indenture”) among the Company, the guarantors listed in the Registration Statement, and The Bank of New York Mellon, as trustee (the “Trustee”). Pursuant to the Indenture, the Original Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Original Note Guarantees” and the “Exchange Note Guarantees,” respectively).

This opinion is furnished to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, corporate records, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other instruments or documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the corporate and organizational documents of the Virginia Guarantors, including the Articles of Incorporation of each, as amended to date, and the Bylaws of the Virginia Guarantors, each as amended to date, (ii) the resolutions of the Boards of Directors of the Virginia Guarantors with respect to the Registration Statement and the Exchange Offer, (iii) the Registration Statement and exhibits thereto, and (iv) the Indenture, the Original Notes, the Original Note Guarantees, and the forms of Exchange Notes and the Exchange Note Guarantees (the documents referred to in this clause iv, together, the “Documents”). In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

ATLANTA	BEIJING	CHARLOTTE	CHICAGO	HONG KONG	NEW YORK	ORANGE COUNTY	PORTLAND	RALEIGH
RICHMOND	SAN DIEGO	SAN FRANCISCO	SHANGHAI	TYSONS CORNER	VIRGINIA BEACH	WASHINGTON, DC

LIN Television Corporation

November 18, 2015

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto; (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto; (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Virginia Guarantors and other persons on which we have relied for the purposes of this opinion are true and correct, including (a) the corporate and organizational documents of the Virginia Guarantors, including the Articles of Incorporation of each of the Virginia Guarantors, as amended to date, and the Bylaws of each of the Virginia Guarantors, as amended to date, (b) the resolutions of the Boards of Directors of each of the Virginia Guarantors with respect to the Registration Statement and the authorization and offering of the Notes and of the Exchange Offer, (c) the Registration Statement and exhibits thereto and (d) the Documents. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

The opinions expressed herein are limited solely to the laws of the Commonwealth of Virginia. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the qualifications, exceptions, assumptions, limitations, definitions, exclusions and other matters described in this opinion, we are of the opinion that:

1.

Each of the Virginia Guarantors: (a) is validly existing and in good standing under the laws of the Commonwealth of Virginia and (b) has all requisite corporate power and authority to enter into the transactions contemplated by the Exchange Offer.

LIN Television Corporation

November 18, 2015

2.	The Exchange Note Guarantees of the Virginia Guarantors have been duly authorized by each of the Virginia Guarantors.

This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Sanders LLP